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                                                                   EXHIBIT 10.36

                      RETAIL PRO SOFTWARE LICENSE AGREEMENT

This Retail Pro Software License Agreement (the "AGREEMENT') is made and entered into as of December 6, 2002 (the "EFFECTIVE DATE"), by and between Intuit Inc., a Delaware Corporation ("INTUIT'), and Retail Technologies International, Inc., a California corporation ("RTT').

                                    RECITALS

A. Intuit and RTI entered into that certain Private Label Software Agreement effective as of September 11, 2001 (the "PRIVATE LABEL AGREEMENT'), pursuant to which RTI developed for Intuit the Private Label Software (as defined below);

B. Intuit and RTI have entered into that certain Asset Purchase Agreement effective as of December 6, 2002 (the "APA"), pursuant to which Intuit acquired certain assets of RTI, including without limitation the Retail Pro Software (as defined below), the Enterprise Edition (as defined below), the RTI Pre-Existing Property (as defined in the Private Label Agreement), and the RTI Developed Property (as defined in the Private Label Agreement);

C. RTI desires to obtain a license from Intuit to the Retail Pro Software, the Enterprise Edition, and the Tools and Other Software to enable RTI to continue to support its existing customer base, and to continue marketing, development and distribution of the Retail Pro Software, the Enterprise Edition, and the Tools and Other Software in certain markets subject to the limitations specified in this Agreement; and

D. Intuit is willing to license the Retail Pro Software, the Enterprise Edition, and the Tools and Other Software to RTI upon the terms and conditions set forth in this Agreement. The parties therefore agree as follows:

1.       DEFINITIONS

         1.1 "AFFILIATES" means with respect to any entity, any entity that controls, is controlled by or is under common control with such entity. For purposes of the foregoing, "control" of an entity means the power to direct or cause the direction of the management and policies of such entity through the ownership of more than fifty percent (50%) of the voting securities (or in the case of a non-corporate entity, equivalent ownership interests) of the controlled entity. Notwithstanding the foregoing, if an Affiliate of RTI is also an Intuit Competitor, such Affiliate will not be entitled to any rights or licenses granted to RTI Affiliates hereunder. A third party shall be an Affiliate only so long as such control exists.

         1.2 "DERIVATIVE TECHNOLOGY" means (i) for copyrightable or copyrighted material, any translation, modification, correction, addition, improvement, compilation, abridgment revision, or other form in which such material may be recast, transformed, or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material that is protected by trade secret, any new material that incorporates or is adapted from such existing trade secret material, including new material which may be protected by copyright mask work right patent and/or trade secret.

         1.3 "ENTERPRISE EDITION" means the source and object code for the new enterprise version of the Retail Pro Software currently under development by RTI as of the Effective Date, which relies upon a different core database than the Retail Pro Software and is intended for users that have four (4) or more Inventories. Enterprise Edition also includes any technical documentation, design documents, instructions, and like materials regarding the Enterprise Edition.

         1.4 "ENTERPRISE SEGMENT' means (i) users of the Retail Pro Software or Enterprise Edition that purchase four (4) or more Inventories, (ii) users of the Retail Pro Software or Enterprise Edition that purchase a single Inventory with more than ten (10) Seats, and/or (iii) potential users of the Retail Pro Software or Enterprise Edition that have either four or more retail sales locations or a single retail sales location with more than ten (10) Seats. This definition is subject to modification under Section 2.9.

         1.5 "EXISTING RTI CUSTOMER" means any person or entity to whom RTI, its Affiliates, or any Reseller (as defined in Section 2.3(a)) has first licensed, sold, or distributed copies of the Retail Pro Software (i) prior to the Effective Date, or (ii) between the Effective Date of this Agreement and December 31, 2005.





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         1.6 "INTELLECTUAL PROPERTY RIGHTS" means patent rights (including patent applications, disclosures, continuations and continuations in part), copyrights, trade secrets, moral rights, know-how, and any other intellectual property rights, recognized in any country or jurisdiction in the world.

         1.7 "INTUIT COMPETITOR" means any company providing small and/or medium-size business management software, products, or services (other than the Retail Pro Software and/or the Enterprise Edition) that compete materially with any small and/or medium-size business software, products or services offered by Intuit at the time of the relevant event (e.g., a Change of Control (as defined in Section 10.3) or an assignment (in accordance with Section 11.2). By way of example, Intuit competitors include, but are not limited to, Sage, PeachTree, Best, ADP, PayChex, Microsoft, MYOB, Net Ledger and Great Plains, and any subsidiaries of or companies under common ownership or control with any of the foregoing. Notwithstanding the foregoing, Intuit Competitors do not include companies that are primarily engaged in developing, marketing, and distributing retail system software that targets users with four (4) or more retail sales locations. By way of example, companies that are not Intuit Competitors include, but are not limited to, JDA Software Group, STS Software, SW, Retek and SAP Retail.

         1.8 "INVENTORY," means a license to use the Retail Pro Software or Enterprise Edition to manage inventory at a single site. For purposes of clarification, a single copy of the Retail Pro Software or Enterprise Edition can be used for one or more Inventories, and as of the Effective Date RTI and its Resellers typically price the Retail Pro Software and Enterprise Edition by the number of Inventories and Seats licensed by a given user.

         1.9 "MANUFACTURING RELEASE" means Intuit's first release for manufacturing of any version of the Private Label Software or Retail Pro Software that provides capability for multiple retail sales locations.

         1.10 "MODIFICATIONS" means Updates, Upgrades, and any other modifications or Derivative Technology of the Retail Pro Software, and/or the Enterprise Edition, whether made by RTI, Inuit, or any third party.

         1.11 "PRIVATE LABEL SOFTWARE" means the source code and object code for the customized version(s) of the Retail Pro Software developed by RTI and Intuit in accordance with the Private Label Agreement, any subsequent updates and upgrades thereto, and any Derivative Technology thereof Private Label Software also includes any technical documentation, design documents, instructions, and like materials regarding the Private Label Software.

         1.12 "RESTRICTED TERRITORY" means the United States, Canada, and the United Kingdom.

         1.13 "RETAIL PRO SOFTWARE" means the source code and object code for the current and previous releases of RTI's Retail Pro(R) software product and any and all Modifications thereto (other than the Private Label Software and the Enterprise Edition). Retail Pro Software includes any technical documentation, paperwork, instructions, etc., regarding the Retail Pro Software.

         1.14 "SEAT' means any terminal, cash register, personal computer, or other device that enables only one individual end user at a time to access and use the Retail Pro Software or Enterprise Edition pursuant to a valid license.

         1.15 "SMALL BUSINESS SEGMENT" means users (or a group of users that are Affiliates) of the Retail Pro Software that purchase three (3) or fewer Inventories, at least one of which is in the Restricted Territory, and companies within the Restricted Territory that have three (3) or fewer retail sales locations; provided, however, that a user that purchases any single Inventory with more than ten (10) Seats, and any company that has one (1) retail sales location with more then ten (10) Seats, will be deemed part of the Enterprise Segment, not the Small Business Segment. By way of clarification, a user will not be deemed part of the "Small Business Segment" if the aggregate number of Inventories purchased by such user and its Affiliates exceeds the limitations set forth in this Section 1.15. This definition is subject to modification under Section 2.9.

         1.16 "TOOLS AND OTHER SOFTWARE" means the software development tools and other software acquired by Intuit from RTI pursuant to the APA that are identified in Exhibit F.

         1.17 "UPDATES" means any patches, work arounds, bug fixes, error corrections, minor modifications or enhancements, and other minor releases of the Retail Pro Software or the Enterprise Edition.

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         1.18 "UPGRADES" means any new major release of the Retail Pro Software or the Enterprise Edition containing new features, new functions, and/or major modifications or enhancements.

2.       OWNERSHIP AND LICENSES.

         2.1 OWNERSHIP; COOPERATION: ENFORCEMENT.

         (a) Intuit owns and will continue to own all right, title, and interest in and to the Private Label Software, Retail Pro Software, the Enterprise Edition, the Tools and Other Software, any and all Modifications, and all Intellectual Property Rights in any of the foregoing. RTI, its Affiliates, and its and their Resellers will obtain no rights in or to the Private Label Software, Retail Pro Software, Enterprise Edition, or Tools and Other Software by operation of this Agreement or otherwise, other than the rights and licenses set forth in this Section 2. RTI hereby assigns irrevocably to Intuit all right, title, and interest, including without limitation any Intellectual Property Rights and any rights in Derivative Technology that it has or may acquire in the Retail Pro Software, the Enterprise Edition, and any Modifications thereto. RTI will ensure that each employee or subcontractor to RTI who is involved in developing Modifications has executed an enforceable assignment of all rights therein to RTI or Intuit.

         (h) RTI will reasonably cooperate with Intuit both during and after the term in the procurement and maintenance of all Intellectual Property Rights and assignments created hereunder, and will execute, when requested, any other documents necessary to carry out the purpose of this Agreement. Intuit will provide RTI with reasonable prior written notice if it intends to abandon any pending patent application or issued patent with respect to the Enterprise Edition. If Intuit does abandon any pending patent application or issued patent with respect to the Enterprise Edition or otherwise elects to not file, register or maintain patents or patent rights with respect to the Enterprise Edition, then, provided that it first obtains Intuit's prior written approval, RTI may, at RTI's expense and on Intuit's behalf, file, register and maintain in force any such patents or patent rights, provided that RTI names Intuit as the registered owner of any such patents and patent rights and assigns any such patents or patent right to Intuit.

         (c) If either Intuit or RTI reasonably believes that a third party is infringing any Intellectual Property Rights in the Enterprise Edition in contravention of the rights and licenses granted to RTI hereunder, the party who has made such determination will notify the other party promptly in writing. Provided that it first obtains Intuit's prior written approval, which approval shall not be unreasonably withheld or delayed, RTI may, at its own expense, bring and prosecute actions, proceedings, suits and counter-suits (collectively "ACTIONS") for enforcement of such Intellectual Property Rights (including suits for past infringement). RTI must obtain Intuit's prior written approval of any settlement of any such Action. In the event that RTI brings any Action in accordance with this Section 2.1(c), RTI will direct and control such Action and will provide prompt and regular updates to Intuit of RTI's intentions and progress toward resolution of such Action, and Intuit may also participate with counsel of its choosing, at Intuit's expense. Intuit retains the right to bring any Action that it deems necessary or appropriate to protect and enforce its Intellectual Property Rights. If RTI brings any Action hereunder, Intuit will, at RTI's expense, provide reasonable cooperation in connection with such Action, including executing such documents as RTI may reasonably request. If RTI recovers damages and/or other payments from infringing third parties pursuant to this Section 2.1, such damages and/or other payments will be applied pro rata against costs and expenses actually incurred by RTI and Intuit pursuant to this
         Section 2.1 (including without limitation fees of attorneys and other professionals). Thereafter, such damages and/or other payments will be divided equally between RTI and Intuit.

         (d) In the event that RTI develops any software, technology, technical documentation, design documents, and like materials that are not either
         (i) purchased by Intuit pursuant to the APA or (ii) Modifications or Derivative Technology of the Private Label Software, Retail Pro Software, or the Enterprise Edition (collectively, the "RTI TECHNOLOGY"), then RTI will own and will continue to own all right, title, and interest in and to such RTI Technology, and Intuit obtains no rights in or to such RTI Technology by operation of this Agreement.

         2.2 SOURCE CODE LICENSES AND RESTRICTIONS.

         (a) DEVELOPMENT AND SUPPORT LICENSES.

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                  (i) RETAIL PRO SOFTWARE. Subject to the terms and conditions of this Agreement, Intuit hereby grants to RTI and its Affiliates a non-exclusive (except as set forth in Section 3), royalty free (except as set forth in Section 4), worldwide, non-transferable (except as set forth in Section 11.2) license for the term described below to use, copy, display, perform, transmit and prepare Derivative Technologies of the source code for the Retail Pro Software and any and all Modifications thereto created by or for RTI and/or its Affiliates, solely for purposes of (i) developing Updates and Upgrades for the Retail Pro Software and (ii) providing support and maintenance for the Retail Pro Software to Existing RTI Customers. RTI and its Affiliates may disclose and provide copies of the source code licensed under this Section 2.2(a)(i) to subcontractors solely for the purposes set forth in this Section 2.2(a)(i) and subject to the restrictions set forth in Section 2.2(b). The license granted in this Section 2.2(a)(i) will automatically terminate upon the fourth anniversary of the Effective Date. Prior to such termination, however, the parties will reasonably negotiate in good faith in an effort to agree upon terms and conditions for an amendment to this Agreement to extend such rights on an annual basis.

                  (ii) ENTERPRISE EDITION. Subject to the terms and conditions of this Agreement, Intuit hereby grants to RTI and its Affiliates a non-exclusive (except as set forth in SECTION 3), royalty free (except as set forth in SECTION 4), worldwide, non-transferable (except as set forth in SECTION 11.2) perpetual license to use, copy, display, perform, transmit and prepare Derivative Technologies of the source code for the Enterprise Edition and any and all Modifications thereto created by or for RTI and/or its Affiliates, solely for purposes of (i) developing the Enterprise Edition and Updates and Upgrades thereto and (ii) providing support and maintenance for the Enterprise Edition. RTI and its Affiliates may disclose and provide copies of the source code licensed under this SECTION 2.2(A)(II) to subcontractors solely for the purposes set forth in this SECTION 2.2(A)(II) and subject to the restrictions set forth in SECTION 2.2(B).

         (b) SOURCE CODE LICENSE RESTRICTIONS. The licenses granted in Section 2.2(a) do not include any right to sublicense any rights granted to any third party, and RTI and its Affiliates will not attempt to sublicense such rights. RTI and its Affiliates will have no right to any Modifications made by or for Intuit, and Intuit will have no obligation to provide such Modifications to RTI or its Affiliates. RTI and its Affiliates will not distribute any source code for the Retail Pro Software, the Enterprise Edition, or any Modifications to any third party, except to those of its subcontractors who have a bona fide need to access and use the source code for the purposes set forth in Section 2.2(a). Each such subcontractor will be required to enter into a written agreement (a) providing at least as much protection for Intuit's Intellectual Property Rights in the Retail Pro Software, the Enterprise Edition, and any Modifications as the terms and conditions of this Agreement, and (b) assigning to Intuit or RTI all right, title, and interest in and to any Modifications created by such subcontractor. RTI, its Affiliates, and any subcontractors who access the source code will comply with the source code security procedures set forth in EXHIBIT D.

         2.3 RETAIL PRO SOFTWARE OBJECT CODE LICENSES AND RESTRICTIONS.

         (a) RETAIL PRO SOFTWARE LICENSE AND RESTRICTIONS. Subject to the terms and conditions of this Agreement, including without limitation timely payment of the royalties set forth in Section 4, Intuit hereby grants to RTI and its Affiliates a nonexclusive (except as set forth in SECTION 3), worldwide, non- transferable (except as provided in SECTION 11.2) license to use, make, have made, offer to sell, sell, copy, display, perform, transmit, and distribute (either on a stand-alone basis or with other software, provided that if such other software is developed or distributed by an Intuit Competitor, such other software may not be bundled with or incorporated into the Retail Pro Software) the object code versions of the Retail Pro Software, solely in object code form, through multiple tiers of distribution, including without limitation, through resellers, distributors, VARs and OEMs ("RESELLERS") (but not through any retail channels in the Restricted Territory). This license will automatically terminate upon the third anniversary of the Effective Date.

         (b) DISTRIBUTION OF UPDATES AND UPGRADES OF RETAIL PRO SOFTWARE TO EXISTING RTI CUSTOMERS. Subject to the terms and conditions of this Agreement, Intuit hereby grants to RTI and its Affiliates an exclusive (as set forth in Section 3), worldwide, non-transferable (except as provided in Section 11.2) license to use, make, have made, offer to sell, sell, copy, display, perform, transmit, and distribute (either on a stand-alone basis or with other software, provided that if such other software is developed or distributed by an Intuit Competitor, such other software may not be bundled with or incorporated into the Retail Pro Software) the object code versions of Updates and Upgrades for the Retail Pro Software developed by or for RTI and/or its Affiliates, solely in object code form, through multiple tiers of distribution, including without limitation, through Resellers (but not through any retail channels in the Restricted Territory), and solely to Existing

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         RTI Customers. The license granted in this Section 2.3(b) will be effective only from the Effective Date through the fourth anniversary of the Effective Date, after which such license will automatically terminate. Prior to such termination, however, the parties will reasonably negotiate in good faith in an effort to agree upon terms and conditions for an amendment to this Agreement to extend such rights on an annual basis. Upon termination of the license granted in this
         Section 2.3(b), RTI and its Affiliates and Resellers will cease all distribution of any Updates or Upgrades for the Retail Pro Software.

         (c) NO SUBLICENSE RIGHTS. Except for sublieensing to its Resellers in order for such Resellers to exercise their rights hereunder as set forth in this Section 2.3, the licenses granted in this Section 2.3 do not include any right to sublicense any of such rights granted to any third party, and RTI and its Affiliates will not attempt to sublicense such rights.

         (d) RESELLERS. By way of clarification, RTI may exercise it rights in SECTIONS 2.3(A) AND 2.3(B) through or with any Reseller, regardless of whether such Reseller also sells, licenses, distributes, transmits or otherwise provides products or offerings of Intuit Competitors.

         2.4       ENTERPRISE EDITION OBJECT CODE LICENSE AND RESTRICTIONS.

         (a) DISTRIBUTION OF THE ENTERPRISE EDITION. Subject to the terms and conditions of this Agreement, Intuit hereby grants to RTI and its Affiliates a non-exclusive (except as set forth in Section 3), royalty free, worldwide, non-transferable (except as provided in Section 11.2), perpetual license to make, have made, offer to sell, sell, copy, display, perform, transmit, and distribute (either on a standalone basis or with other software) the object code versions of the Enterprise Edition and any Updates and Upgrades thereto that are developed by or for RTI and/or its Affiliates in accordance with this Agreement, solely (i) in object code form, (ii) to users within the Enterprise Segment, and (iii) in accordance with the restrictions set forth in SECTION 2.4(B), through multiple tiers of distribution, including without limitation, through Resellers (but not through any retail channels in the Restricted Territory). Such license will continue in perpetuity unless and until Intuit terminates this Agreement pursuant to Sections 4.3, 10.2, or Section 10.3.

         (b) ENTERPRISE EDITION RESTRICTIONS. Neither RTI, its Affiliates, nor its Resellers will sell, license, distribute, transmit or provide any Enterprise Edition software to any customers who are within the Small Business Segment. Notwithstanding the foregoing, RTI may sell, license, distribute, transmit, and/or provide Enterprise Edition to Existing RTI Customers.

         (c) NO SUBLICENSE RIGHTS. Except for sublicensing to its Resellers in order for such Resellers to exercise their rights hereunder as set forth in this Section 2.4, the licenses granted in this Section 2.4 do not include any right to sublicense any of the rights granted to any third party, and RTI and its Affiliates will not attempt to sublicense such rights.

         (d) RESELLERS. By way of clarification, RTI may exercise it rights in
         Section 2.4(a) through or with any Reseller, regardless of whether such Reseller also sells, licenses, distributes, transmits or otherwise provides products or offerings of Intuit Competitors.

         2.5 BRANDING AND PROPRIETARY RIGHTS NOTICES. RTI and its Affiliates retain all right, title and interest in and to their names and their trademarks (including, without limitation, the Retail Pro trademark) in connection with the Retail Pro Software or Enterprise Edition. RTI and its Affiliates will have no right to and will not use any Intuit brands or trademarks in any marketing, licensing, sale, or distribution of the Retail Pro Software or Enterprise Edition, or otherwise indicate that the Retail Pro Software or Enterprise Edition is licensed from, endorsed by, or owned by Intuit; provided, however, that if Intuit provides any copyright or proprietary rights notices to RTI for inclusion in the Retail Pro Software or Enterprise Edition, then RTI, its Affiliates, and its Resellers will include such notices with the Retail Pro Software or Enterprise Edition in a location and form to be mutually agreed.

         2.6 END USER LICENSE AGREEMENT. RTI, its Affiliates, and its Resellers will include an end user license agreement ("EULA") with each copy of the Retail Pro Software, Enterprise Edition, and Tools and Other Software distributed to an end user. Each such EULA will include at least the restrictions described in Exhibit C.

         2.7 MODIFICATIONS. RTI will provide to Intuit copies of all source code and object code of any Modifications to the Retail Pro Software created by or for RTI and/or its Affiliates within twenty-one (21) days of the end of each calendar quarter. RTI will have no obligation to provide to Intuit any Modifications to the Enterprise Edition, provided that Intuit will own all such Modifications. RTI will have no obligation to

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         provide to Intuit any modifications to the Tools and Other Soffivare that are made by or for RTI, and RTI will own any such modification to the Tools and Other Software. RTI will promptly notify Intuit of any claims of Intellectual Property Rights infringement that it knows of that pertain to the Enterprise Edition, the Tools and Other Software, or any Modifications thereto.

         2.8 PRICING. RTI, its Affiliates, and its Resellers may set their own prices for sale, licensing or distribution of the Retail Pro Software, Enterprise Edition, and Tools and Other Software.

         2.9 OPTION TO EXTEND ENTERPRISE SEGMENT. Between the Manufacturing Release and the third anniversary of the Manufacturing Release, Intuit will have the option, in its sole discretion, upon ninety (90) days prior written notice to RTI, to extend the definition of the Enterprise Segment (set forth IN Section 1.4) to include only (i) customers that purchase at least six (6) Inventories or one Inventory with more than ten (10) Seats, (ii) companies with at least six (6) retail sales locations, (iii) companies with a single retail sales location with more than ten (10) Seats, and (iv) potential customers that have either six (6) or more retail sales locations or a single retail sales location with more than ten (10) Seats. In the event that Intuit exercises the option described above, the revised definition will become effective upon the later of (i) one (1) year after notice that Intuit is exercising that option or (ii) the fourth anniversary of the Effective Date.

         2.10 RESELLER REQUIREMENTS. Within one hundred eighty (180) days of the Effective Date, RTI and its Affiliates will require each of their Resellers to execute a written agreement with at least the restrictions described in Exhibit B (each, a "RESELLER AGREEMENT'). No later than two weeks prior to the date set forth above, RTI will provide Intuit with a copy of a proposed form of such written agreement so that Intuit may confirm conformance with the requirements set forth in Exhibit B. RTI will use commercially reasonable efforts to enforce its Reseller Agreements, and will inform Intuit OF any MATERIAL BREACH of any Reseller Agreement that it knows OF.

         2.11 MAINTENANCE AND SUPPORT. RTI, its Affiliates, and/or their Resellers will be responsible for providing any and all maintenance and support for the Retail Pro Software and Enterprise Edition to end users that license the Retail Pro Software or Enterprise Edition from RTI, its Affiliates, and/or their Resellers. Intuit will provide support to RTI in accordance with Exhibit E.

         2.12 TOOLS AND OTHER SOFTWARE. Subject to the terms and conditions of this Agreement, Intuit hereby grants to RTI and its Affiliates a non-exclusive (except as set forth IN EXHIBIT F), WORLDWIDE, NON-TRANSFERABLE (except as provided in SECTION 11.2) perpetual, royalty-free license to use, make, have made, offer to sell, sell, copy, modify, create Derivative Technologies of, display, perform, transmit, and distribute through Resellers (but not through any retail channels in the Restricted Territory) (either on a stand-alone basis or with other software, provided that if such other software is developed or distributed by an Intuit Competitor, such other software may not be bundled with or incorporated into the Tools and Other Software) the Tools and Other Software identified in Exhibit F. Intuit will own any modifications and Derivative Technology of the Tools and Other Software that are developed by or for Intuit, and RTI will own any modifications and Derivative Technology of the Tools and Other Software that are developed by or for RTI. Except for sublicensing to its Resellers in order for such Resellers to exercise their rights hereunder as set forth in this Section 2.12, the licenses granted in this Section 2.12 do not include any right to sublicense any of the rights granted to any third party, and RTI and its Affiliates will not attempt to sublicense such rights. By way of clarification, RTI may exercise it rights in this Section 2.12 through or with any Reseller, regardless of whether such Reseller also sells, licenses, distributes, transmits or otherwise provides products or offerings of Intuit Competitors.

3.       EXCLUSIVITY.

         3.1 RTI EXCLUSIVITY COMMITMENT. Except pursuant to the licenses granted in Sections 2.3 and 2.4, and subject to Intuit's compliance with the terms and conditions of this Agreement, RTI will not market, sell, license, sublicense, distribute, or otherwise provide any retail point of sale software to anyone within the Small Business Segment.

         3.2 INTUIT EXCLUSIVITY COMMITMENT FOR RETAIL PRO.

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         (a) RETAIL PRO EXCLUSIVITY. From the Effective Date and through the third anniversary of the Effective Date, subject to RTI's compliance with the terms and conditions of this Agreement, Intuit will not (i) license to any third party the right to sell, license, distribute or otherwise provide the Retail Pro Software as a stand-alone software product without material added functionality and/or customization for specific industries or users; or (ii) sell, license, distribute or otherwise provide the Retail Pro Software as a standalone software product without material added functionality and/or customization for specific industries or users; provided, however, that Intuit may utilize any code, functionality, or other aspect of the Retail Pro Software in any current or future Intuit products or services and sell, license, distribute or otherwise provide such code, functionality, or other aspect of the Retail Pro Software as part of such current or future Intuit products or services without restriction.

         (b) RETAIL PRO EXCEPTIONS.

                  (i) The exclusivity obligations set forth in Section 3.2(a) will terminate automatically in the event that Intuit sells or otherwise transfers its point of sale software business to any third party (other than to an Affiliate of Intuit).

                  (ii) The exclusivity obligations set forth in Section 3.2(a) will not restrict any action by Intuit with respect to the Private Label Software, including without limitation any marketing, sublicensing or indirect distribution thereof

                  (iii) The exclusivity obligations set forth in Section 3.2(a) will not prevent Intuit from selling, licensing, or distributing any Intuit-branded software products, including without limitation Intuit-branded point of sale products (whether or not based upon or derived from the Retail Pro Software), including through OEMs, VARs, franchisors, resellers and/or distributors.

         3.3 INTUIT EXCLUSIVITY COMMITMENT FOR ENTERPRISE EDITION.

                  (a) Enterprise EDITION EXCLUSIVITY. For so long as RTI continues to use commercially reasonable efforts to actively market and distribute the Enterprise Edition, subject to RTI's compliance with the terms and conditions of this Agreement, Intuit will not sell, license, distribute, or otherwise provide the Enterprise Edition to any third party, and will not license to any third party the right to sell, license, distribute, or otherwise provide the Enterprise Edition.

                  (b) ENTERPRISE EDITIONS EXCEPTIONS. The exclusivity obligations set forth in Section 3.3(a) will not prevent Intuit from selling, licensing, or distributing any software products that are based on the Private Label Software or the Retail Pro Software, including without limitation Intuit-branded point of sale products, including through OEMs, VARs, resellers and/or distributors.

4.       ROYALTY PAYMENTS, REPORTS, AND AUDIT.

         4.1 ROYALTY PAYMENTS.

                  (a) BETWEEN JANUARY 1, 2004, AND SIX-MONTH ANNIVERSARY OF THE MANUFACTURING RELEASE. If at any time after January 1, 2004, and before the six-month anniversary of the Manufacturing Release, RTI, any of its Affiliates or a Reseller sells, licenses, or distributes a copy of the Retail Pro Software to any end user who purchases one Inventory with ten (10) or fewer Seats that is located within the Restricted Territory, then for each copy of the Retail Pro Software distributed to any such end user RTI will pay to Intuit a royalty of seventy-five percent (75%) of revenues received by RTI from the sale of such copy less sales, use and excise taxes, amounts credited for retums, and reasonable shipping charges (if any). Notwithstanding the foregoing, if RTI reasonably believes or knows that such user has multiple sites (i.e., is capable of using more than one Inventory), then RTI will not be obligated to pay the royalty described in this Section 4.1 (a) with respect to such copy. If during the period set forth above an end user purchases more than one Inventory or more than ten (10) Seats, and RTI knows or should know that such end user has only one retail sales location or fewer than ten (10) Seats at the time of such purchase, then the royalty set forth in this Section 4.1(a) will apply.

                  (b) FROM SIX MONTH ANNIVERSARY OF THE MANUFACTURING RELEASE THROUGH THIRD ANNIVERSARY OF THE EFFECTIVE DATE. If at any time after the six month anniversary of the Manufacturing Release and before the third anniversary of the Effective

                  Date, RTI, any of its Affiliates, or a Reseller sells, licenses, or distributes a copy of the Retail Pro Software to any end user who purchases three (3) or fewer Inventories, none of which have ten (10) or more Seats and all of which are located in the Restricted Territory, then for each copy of the Retail Pro Software distributed to any such end user, RTI will pay to Intuit a royalty of seventy-five percent (75%) of revenues received by RTI from the sale of such copy less sales, use and excise taxes, amounts credited for returns, and reasonable shipping charges (if any). Notwithstanding the foregoing, if RTI reasonably believes or knows that a user that purchases three (3) or fewer Inventories has more than three (3) sites (i.e., is capable of using more than three (3) Inventories), then RTI will not be obligated to pay the royalty described in this Section 4.1 (b) with respect to such copies purchased by such user. If during the period set forth above an end user purchases more than three Inventories or more than ten (10) Seats, and RTI knows or should know that such end user has three or fewer retail sales locations or fewer than ten (10) Seats at the time of such purchase, then the royalty set forth in this Section 4.1(b) will apply.

                  (c) MINIMUM PAYMENT. In the event that any seventy-five percent (75%) royalty payment payable to Intuit for a given Inventory of the Retail Pro Software pursuant to this Section
                  4.1 is less than (i) one thousand dollars ($1,000) for the "Merchant" edition (and its successor editions) or (ii) seven hundred and fifty dollars ($750) for the "Shop" edition (and its successor editions), RTI will pay to Intuit one thousand dollars ($1,000) for each such Inventory of the merchant edition and seven hundred and fifty dollars ($750) for each such Inventory of the shop edition, in lieu of the seventy-five percent royalty payment set forth above.

         4.2 PAYMENT TERMS. Payments will be due and payable within sixty (60) days of the end of any calendar quarter in which RTI, an Affiliate, or a Reseller distributes a copy of the Retail Pro Software to an end user described in Sections 4.1(a) or (b), and will accompany the reports described in Section 4.3.

         4.3 REPORTS AND AUDIT. No later than twenty-one (21) days after the end of each calendar quarter, RTI will provide to Intuit a report setting forth for each copy of the Retail Pro Software distributed during that quarter to an end user by RTI, its Affiliates, or a Reseller: (i) the number of copies purchased and location of the main copy purchased by that end user; (ii) for each end user with only one (1) Inventory within the Restricted Territory, the number of Seats for that end user; and (iii) the amount charged by RTI to each Reseller or charged by RTI to the end user where RTI sells directly to such! end user. RTI will send the reports and any payments due to the Intuit accounts receivable contact identified in Exhibit A. RTI will collect all data necessary to provide such reports, and will require its Affiliates and Resellers to ensure the accuracy of such data collected from them, and will retain such data for a period of two (2) years from the date of each such report. Upon ten (10) days' prior written notice and not more than once in any twelve (12) month period, Intuit will have the right to appoint an independent auditor to examine such records during RTI's normal business hours to verify RTI's, its Affiliates, and/or its Resellers' compliance with Section 2 and this Section 4. In the event that Intuit learns through any such examination or otherwise that a RTI Affiliate or a Reseller has distributed the Retail Pro Software and/or the Enterprise Edition in material breach of Section 2, Intuit will notify RTI of all such breaches. If Intuit identifies any Reseller that has committed such material breaches on more than two (2) occasions, at least one of which occurs after RTI has either notice or knowledge of the first such violation, then Intuit may, at it's discretion, require RTI to immediately revoke any right of that Affiliate or Reseller to distribute the Retail Pro Software and/or the Enterprise Edition. In the event that Intuit identifies three (3) or more material breaches of the restrictions set forth in Section 2 during any twelve-month period, at least one of which occurs after RTI has either notice or knowledge of at least one (1) such material breach, and such breaches remain uncured for thirty (30) days after RTI has either notice or knowledge of such breaches, then Intuit may terminate this Agreement and any and all licenses granted hereunder; provided that, if any such breach reasonably requires more than thirty (30) days to cure, and RTI has begun substantial corrective action to cure the breach within such thirty (30) day period and diligently pursues such action, such termination will not be effective unless sixty (60) days have expired from the date of receipt of notice or knowledge without such corrective action being completed and the breach remedied. In the event that any such examination discloses an underpayment of royalties required under
         Section 4.1, RTI shall promptly remit the amount of such underpayment to Intuit. If the underpaid royalties exceeds five percent of the fees owed, then RTI will also pay the reasonable costs of conducting such examination.

5.       PUBLICITY.

         Unless required by law, RTI will not make any public statement, press release or other announcement relating to the terms of, existence of, or performance under this Agreement without Intuit's prior written approval, unless otherwise permitted under the APA.

6.       CONFIDENTIALITY.

         6.1 DEFINITION. "CONFIDENTIAL INFORMATION" means: (i) the source code for the Retail Pro Software and the Enterprise Edition, and all Modifications thereto; (ii) any business or technical information of either party, including but not limited to any information relating to any benchmark tests or other evaluations, product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, or know-how that is designated in writing as "confidential" or "proprietary" or that a reasonable person would recognize as confidential under the circumstances of disclosure; and (iii) the terms and conditions of this Agreement.

         6.2 EXCLUSIONS. Confidential Information will not include any information that: (i) is now, or later becomes, available in the public domain without the fault of the receiving party; (ii) is disclosed with the prior written approval of the disclosing party; (iii) is independently developed by the receiving party without use of or access to any Confidential Information, as indicated by the receiving party's written records; (iv) the receiving party can demonstrate to have had rightfully in its possession without an obligation of confidentiality prior to disclosure; or (v) the receiving party rightfully obtains from a third party who has the right to transfer or disclose it and who provides it without a confidentiality obligation.

         6.3 RESTRICTIONS. Neither party will use any Confidential Information of the other party except to carry out the purpose of this Agreement. During the term of the Agreement and for a period of five (5) years thereafter, each party will maintain the Confidential Information in confidence and will employ reasonable steps to protect the Confidential Information from unauthorized or inadvertent disclosure or unauthorized use, including but not limited to all steps that the receiving party takes to protect its own information of similar importance that it considers to be proprietary and trade secret. Neither party will disclose the other party's Confidential Information to any third person except as permitted under Section 6.4. Each party will instruct all such employees in advance that they must abide by the restrictions set forth in this Agreement, and will require any subcontractors given access to the Confidential Information to execute written agreements binding them to these terms.

         6.4 LIMITATIONS. Notwithstanding the foregoing restrictions on use and disclosure of Confidential Information, each party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority to which it is subject, or otherwise as required by law, provided that the party required to make such disclosure notifies the other party and uses reasonable efforts to obtain confidential treatment of the disclosed information or a protective order before such disclosure; (ii) on a "need-to-know" basis to its legal counsel and accountants who are under an obligation of confidentiality; (iii) to its subcontractors on a "need to know" basis and solely for purposes of meeting its obligations under this Agreement provided that such subcontractors agree in writing to comply with confidentiality obligations and use restrictions substantially similar to those set forth herein; or (iv) to other parties that agree in writing to comply with confidentiality obligations and use restrictions substantially similar to those set forth herein, provided that the disclosing party obtains the prior written consent of the non-disclosing party to such disclosure, which consent will not be unreasonably withheld or delayed.

7.       INDEMNIFICATION.

         7.1 INDEMNIFICATION BY RTI. RTI will defend, indemnify and hold harmless Intuit, its Affiliates, and its and their officers, directors, employees, and Resellers from and against any and all loss, damage, liabilities, settlement, costs and expenses (including reasonable legal fees) as incurred, to the extent resulting from any third party claims arising from (i) any agreement between RTI and any third party pertaining to the Retail Pro Software, the Enterprise Edition, or the Tools and Other Software; or (ii) allegations that any Modification created by or for RTI or an Affiliate of RTI, infringes upon, misappropriates or violates any Intellectual Property Rights or other proprietary rights of any third party; or (iii) RTI's, its Affiliate's, a Reseller of RTI, or its or their sublicensees' exercise of any of the rights granted by this Agreement. Intuit will provide RTI with prompt written notice of any such claim and permit RTI to control the defense, settlement, adjustment or compromise of any such claim. Intuit counsel may, at Intuit's expense, participate in the defense of any such claim; provided, however, that if such counsel is necessary because of a conflict of interest of either RTI or its counsel or because RTI does not assume control, RTI will bear the expense of such Intuit counsel. Settlement of any claim described in this Section 7.1 shall be subject to Intuit's prior consent, which will not be unreasonably withheld. It will be reasonable for Intuit to withhold consent if (i) the settlement requires Intuit to pay any amounts not actually indemnified by RTI hereunder; (ii) the settlement restricts Intuit's ability to utilize, in any manner, the Retail Pro Software, the Enterprise Edition, the Private Label Software, or any Modifications.

         7.2 INDEMNIFICATION BY INTUIT. Intuit will defend, indemnify and hold harmless RTI, its Affiliates, and its and their officers, directors, employees, and Resellers from and against any and all loss, damage, liabilities, settlement, costs and expenses (including reasonable legal fees) as incurred, to the extent resulting from or arising out of any third party claim arising from any breach by Intuit of this Agreement. RTI will provide Intuit with prompt written notice of any such claim and permit Intuit to control the defense, settlement, adjustment or compromise of any such claim. RTI counsel may, at RTI's expense, participate in the defense of any such claim; provided, however, that if such counsel is necessary because of a conflict of interest of either Intuit or its counsel or because Intuit does not assume control, Intuit will bear the expense of such RTI counsel.

8.        WARRANTY DISCLAIMER.

         THE RETAIL PRO SOFTWARE, ENTER RISE EDITION, AND MODIFICATIONS ARE PROVIDED BY INTUIT "AS IS." INTUIT DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFR1NGEMENT, SECURITY AND WARRANTIES ARIS1NG OUT OF COURSE OF DEALING OR USAGE OF TRADE. INTUIT DOES NOT WARRANT THAT THE RETAIL PRO SOFTWARE, ENTERPRISE EDITION, OR TOOLS AND OTHER SOFTWARE WILL MEET RTI'S REQUIREMENTS, WILL OPERATE WITHOUT INTERRUPTION, OR WILL BE ERROR FREE. RTI ACKNOWLEDGES AND AGREES THAT INTUIT WILL NOT PROVIDE ANY MODIFICATIONS DEVELOPED BY OR FOR INTUIT TO RTI, ITS AFFILIATES, OR ITS OR THEIR RESELLERS.

9.       LIMITATION ON LIABILITY.

         EXCEPT FOR THE INDEMNIFICATION IN SECTION 7 AND/OR MATERIAL BREACH BY RTI, AN AFFILIATE, OR A RESELLER OF THE LICENSE RESTRICTIONS IN SECTIONS 2.2, 2.3, OR 2.4, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOSS OF USE, DATA, BUSINESS OR PROFITS) ARISING OUT OF OR 114 CONNECTION WITH THIS AGREEMENT OR THE USE OF OR INABILITY TO USE THE RETAIL PRO SOFTWARE OR ENTERPRISE EDITION OR FOR ANY ERROR OR DEFECT IN THE RETAIL PRO SOFTWARE OR ENTERPRISE EDITION OR ANY SUPPORT, WHETHER SUCH LIABILITY ARISES FROM A CLAIM BASED UPON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE PARTIES HAVE AGREED THAT THESE LIMITATIONS WILL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

10.      TERM AND TERMINATION.

         10.1 TERM. This Agreement will commence upon the Effective Date and continue until terminated in accordance with Sections 4.3, 10.2, or 10.3.

         10.2 TERMINATION FOR BREACH. Either party may terminate this Agreement and/or the exclusivity granted in Section 3 due to material breach of this Agreement by the other party if such breach remains uncured for thirty (30) days following written notice to the breaching party by the non-breaching party; provided that, if the breach reasonably requires more than thirty (30) days to cure (excluding any failure to pay money), and the breaching party has begun substantial corrective action to cure the breach within such thirty (30) day period and diligently pursues such action, such termination will not be effective unless sixty (60) days have expired from the date of receipt of notice without such corrective action being completed and the breach remedied. Without limiting the generality of the foregoing, the parties acknowledge and agree that one method RTI may employ to cure a material breach by an Affiliate, a Reseller or sublicensee of RTI is for RTI to promptly terminate or revoke the rights granted to such breaching Affiliate, Reseller or sublicensee upon RTI's knowledge of such breach. Such remedy will be exercisable in RTI's sole discretion, except in the event that (i) Intuit directs such termination or revocation in accordance with Section 4.3; or (ii) such termination or revocation is the only reasonable cure.

         10.3 TERMINATION FOR CHANGE OF CONTROL. Intuit may terminate this Agreement and/or the exclusivity granted in Section 3 in the event of a Change of Control (as defined below) of RTI or any assignee or successor of RTI. A "Change of Control of RTI" means that an Intuit Competitor acquires either (i) fifty percent (50%) or more of the assets or voting see unties of RTI; (ii) the right to direct or control the decisions of RTI's board of directors and/or its day to day operations.

         10.4 EFFECT OF TERMINATION; RETURN OF RETAIL PRO SOFTWARE AND ENTERPRISE EDITION. In the event Intuit terminates this Agreement in accordance with Sections 4.3, 10.2, or 10.3, the rights and licenses granted to RTI under this Agreement will automatically terminate. Within five (5) days after any such termination of this Agreement, RTI will, at its expense, ship to Intuit or destroy (including purging from any system or storage media) all copies of the Retail Pro Software, Enterprise Edition, Modifications, and any Confidential Information of Intuit in RTI's possession or control, and an officer of RTI will certify in writing to Intuit that all such copies and Confidential Information have been returned to Intuit or destroyed. In addition, within five (5) days after any termination or expiration of this Agreement, each party will, at its expense, ship to the other party or destroy (including purging from any system or storage media) any Confidential Information of the other party in such party's possession or control, and an officer of such party will certify in writing to the other party that all such copies and Confidential Information have been returned to the other party or destroyed.

         10.5 SURVIVAL. The provisions of Sections 1, 2 (for the periods specified in Section 2, unless earlier terminated in accordance with Sections 4.3, 10.2 or 10.3), 3, 5, 6 (to the extent provided therein), 7, 8, 9, 10.4, 10.5, and 11 will survive any termination or expiration of this Agreement.

11.      GENERAL PROVISIONS.

         11.1 COMPLIANCE WITH LAWS. Each party will comply with all U.S. laws and regulations applicable to its activities under this Agreement. Without limiting the foregoing, RTI will: (i) comply with all United States Department of Commerce, United States Department of the Treasury and other United States export controls with respect to the subject matter hereof; and (ii) not produce or distribute any Retail Pro Software, Enterprise Edition, Modifications, or other products or technical data in any country where such production or distribution would be unlawful.

         11.2 ASSIGNMENT. Intuit may freely assign this Agreement in whole or in part; provided that Intuit's obligations set forth in Section 3 will apply to each assignee. Except as explicitly set forth in this Agreement, RTI may not assign this Agreement or sublicense any rights granted hereunder, in whole or in part, without Intuit's prior written consent. Any attempt by RTI to assign this Agreement other than as permitted in this Section 11.2 will be null and void. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of both parties, their successors and permitted assigns. Without limiting the generality of the foregoing, Intuit's obligations set forth in Section 3 will apply to and inure to the benefit of any assignee or acquiror to which RTI has assigned any of its rights and obligations pursuant to this Section 11.2, subject to such assignee's or acquiror's compliance with the terms and conditions of this Agreement. RTI will have the following rights to assign the rights and obligations set forth in this Agreement:

                  (a) ENTERPRISE EDITION. RTI may assign all rights and obligations set forth in this Agreement with respect to the Enterprise Edition, including without limitation the rights set forth in Sections 2.2(a)(ii), 2.4, and 3 to a third party, provided that: (i) the assignee acquires and agrees in writing to abide by all of the rights, obligations, and restrictions set forth in this Agreement with respect to the Enterprise Edition, (ii) RTI does not retain for itself or any third party any rights in or to the source or object code for the Enterprise Edition; and (iii) the third party assignee is not an Intuit Competitor.

                  (b) ENTIRE AGREEMENT. In the event of a sale of all or substantial all of RTI's assets or voting securities in which the acquiror obtains the rights and obligations set forth herein with respect to the Enterprise Edition, RTI may assign all rights and obligations set forth in this Agreement as a whole to such acquiror, provided that (i) the acquiror acquires and agrees in writing to abide by all of the rights, obligations, and restrictions set forth in this Agreement,
                  (ii) RTI does not retain for itself or any third party any rights or obligations set forth in this Agreement; and (iii) the acquiror is not an Intuit Competitor.

         11.3 LAW AND JURISDICTION. This Agreement will be governed by and construed in accordance with the laws of the State of California, U.S.A., except for its conflicts of laws principles. The parties consent to the exclusive jurisdiction of and venue in the state and federal courts in Santa Clara County, California.

         11.4 NOTICES. Notices pursuant to this Agreement will be provided in accordance with EXHIBIT A.

         11.5 NO AGENCY. The parties are independent contractors and neither will have power or authority to assume or create any obligation or responsibility on behalf of the other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

         11.6 FORCE MAIEURE. Any delay in or failure of performance by a party of its obligations under this Agreement will not be considered a breach of this Agreement and will be excused to the extent such delay or failure of performance is caused by any occurrence beyond the reasonable control of such party, which occurrences may include, but are not limited to, acts of God, failures of the Internet, blackouts, brownouts, war, riot or labor strikes, and similar events.

         11.7 SEVERABILITY. If any provision of this Agreement is found illegal or unenforceable, it will be enforced to the maximum extent permissible, and the legality and enforceability of the other provisions of this Agreement will not be affected.

         11.8 NON-EXCLUSIVE REMEDIES. The exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

         11.9 EQUITABLE RELIEF. Each party acknowledges that a breach by the other party of Section 6 (Confidentiality) of this Agreement may cause the non-breaching party irreparable harm, for which the award of damages would not be adequate compensation. Consequently, the non-breaching party may institute an action to enjoin the breaching party from any and all acts in violation of Section 6 (Confidentiality), which remedy will be cumulative and not exclusive, and a party may obtain an injunction enjoining any breach or threatened breach of those provisions without having to prove that damages would not be adequate compensation, or that actual damages, in fact, exist, which rights will be in addition to any other relief to which the non-breaching party may be entitled at law or in equity.

         11.10 ENTIRE AGREEMENT. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter, other than the APA. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

         11.11 NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the sole and exclusive benefit of the signatories and is not intended to benefit any third party. Only the parties to this Agreement may enforce it.

         11.12 USE OF THIRD PARTIES. Each party may use consultants and other contractors in connection with the performance of obligations and exercise of rights under this Agreement, provided that such consultants and contractors will be subject to the same obligations as the party that engages them.

         11.13 COUNTERPARTS. This Agreement may be executed in counterparts, each of will constitute an original, and all of which will constitute one agreement.

         11.14 HEADINGS. The headings in this Agreement are for the convenience of reference only and have no legal effect

         The parties have executed this Agreement through their duly authorized representatives as of the Effective Date.

         INTUIT INC.                           RETAIL TECHNOLOGIES INTERNATIONAL

         By: ____________________________      By:______________________________

         Print Name: ____________________      Print Name: _____________________

         Title: _________________________      Title: __________________________

         EXHIBITS:
         ---------
         A: Notices
         B: Reseller Agreement
         C. End User License Restrictions
         D. Source Code Security Requirements
         E. Maintenance and Support
         F. Tools and Other Software

                                    EXHIBIT A
                                    ---------

                                     NOTICES
                                     -------

Unless otherwise stated, all notices required under this Agreement will be in writing and will be considered given (i) when delivered personally, (ii) five
(5) days after mailing, when sent certified, registered or express mail, return receipt requested and postage prepaid, (iii) one (1) business day after dispatch, when sent via a commercial overnight carrier, fees prepaid, or (iv) upon delivery when sent by facsimile transmission confirmed by first class mail. All such notices will be addressed to RTI or Intuit as specified in the applicable Legal Notices box (unless changed by notice):

RTI CONTACT INFORMATION: RTI will notify Intuit in writing of any changes:


BUSINESS CONTACT/RELATIONSHIP    MAINTENANCE AND           ACCOUNTS RECEIVABLE AND
MANAGER                          SUPPORT                   REPORTING                 LEGAL NOTICES
-------------------------------------------------------------------------------------------------------------
Address:                          Address:                  Address:                  Address:
--------                          --------                  --------                  --------
Intuit Inc.,                      Intuit Inc.               Intuit Inc.,              Intuit Inc.,

2500 Garcia Avenue,               2500 Garcia Avenue,       2500 Garcia Avenue,       2700 Coast Avenue
Mountain View, CA 94043           Mountain View, CA 94043   Mountain View, CA 94043   Mountain View, CA 94943

Name: Dan Levin                   Name: Katherine Morris    Name: Lisa Gevelber       Attn: Legal Department

Phone: (650) 944-5629             Phone: (650) 944-3241     Phone: (650) 944-5629     Phone: (650) 944-6657
                                                                                      Fax: (650) 944-5656

Intuit CONTACT INFORMATION: intuit will notify RTI in writing of any chances:

                                BUSINESSCONTACT/

RELATIONSHIP MANAGER         CUSTOMER SERVICE      LEGAL NOTICES
--------------------------------------------------------------------------------
Address:                    ADDRESS:               ADDRESS:
--------                    --------               --------

Retail Technologies         Retail Technologies    Retail Technologies
International               International          International

4800 Manzanita Ave.         4800 Manzanita Ave.    400 Capitol Mall, Suite 2600

Carmichael, CA 95608        Carmichael, CA 95608   Sacramento, CA 95814

Name: Mike Tomczak          Name: Jeff Boone       Atm: Morrison & Foerster LLP

Phone: 916 483-1656         Phone: 916483-1656     Phone: (916) 325-1310

Fax: 916 481-6903           Fax: 916 481-6903      Fax:(916)448-3222

                                    EXHIBIT B
                                    ---------

                               RESELLER AGREEMENT
                               ------------------

Each Reseller Agreement will provide at a minimum that:

         (i) The Reseller will not sell, license, distribute, or otherwise provide the Retail Pro Software to anyone other than Existing RTI Customers after December 31, 2005 unless otherwise approved by Intuit;

         (ii) The Reseller will not sell, license, distribute, or otherwise provide the Retail Pro Software to anyone after December 31, 2006 unless otherwise approved by Intuit;

         (iii) The Reseller will not sell, license, distribute, or otherwise provide the Enterprise Edition to customers that purchase three (3) or fewer Inventories, at least one of which is in the Restricted Territory, or customers within the Restricted Territory that have three
         (3) or fewer retail sales locations; provided, however, that the Reseller may sell, license, distribute or otherwise provide the Enterprise Edition to a customer that purchases any single Inventory with more than ten (10) Seats, and any customer that has one (1) retail sales location with more than ten (10) Seats, and if Intuit notifies RTI of its election to extend in accordance with Section 2.9, then after such notice the Reseller cannot sell the Enterprise Edition to any company within the Restricted Territory other than (i) customers that purchase at least six (6) Inventories or one Inventory with more than ten (10) Seats, (ii) companies with at least six (6) retail sales locations, (iii) companies with a single retail sales location with more than ten (10) Seats, and (iv) potential customers that have either six (6) or more retail sales locations or a single retail sales location with more than ten (10) Seats.

          (iv) The Reseller will not sell, license, distribute, or otherwise provide the Retail Pro Software, Enterprise Edition, or Tools or Other Software except pursuant to an end user license agreement that meets the requirements of Exhibit C;

          (v) All right title, and interest in and to the Retail Pro Software, Enterprise Edition, and Tools or Other Software are the property of Intuit, and the Reseller obtains no rights in or to the foregoing except the limited right to resell and distribute granted in the Reseller Agreement;

         (vi) Any and all modifications and/or Derivative Technologies of the Retail Pro Software, Enterprise Edition, and Tools and Other Software created by or for the Reseller will be owned by Intuit;

         (vii) The Reseller acknowledges and agrees that Intuit is a third party beneficiary to the Reseller Agreement for purposes of enforcing Intuit's rights.

                                    EXHIBIT C
                                    ---------

                             END USER LICENSE TERMS
                             ----------------------

All End User License Agreements for the Retail Pro Software and Enterprise Edition will include at least the following restrictions:

         (1) The end user is prohibited from using the software for application development purposes or otherwise outside the scope of the license granted in Section 2.3 of this Agreement.

         (2) The end user shall be prohibited from sublicensing, timesharing, rental, facility management, or service bureau usage of the software.

         (3) RTI and its licensors retain all right, title, and interest to the software.

         (4) RTI and its licensors shall not be responsible for any indirect, incidental, or consequential damages or lost profits.

         (5) Only object code versions of the software are licensed to the end user and reverse engineering, disassembly or decompilation to derive source code shall be prohibited (except to the extent expressly allowed under applicable law).

         (6) The end user must agree to comply with all export and re-export restrictions and regulations ("EXPORT RESTRICTIONS") imposed by the government of the United States. If any license is provided to U.S. government licensee use, duplication or disclosure of the software and documentation by the U.S. Government shall be provided subject to terms and conditions consistent with these restrictions and any applicable FAR provisions, for example, FAR 52.227-19.

         (7) The software contains proprietary and confidential information of Intuit and its licensors. The end user will agree to maintain the software in confidence and shall use a reasonable degree of care to protect the confidentiality of the software. The end user shall not remove the proprietary rights notices in the software.

                                    EXHIBIT D
                                    ---------

                        SOURCE CODE SECURITY RESTRICTIONS
                        ---------------------------------

FOR PURPOSES OF THIS EXHIBIT D, "RTI" will include RTI, its Affiliates, and its and their subcontractors who are GIVEN ACCESS TO THE source code in accordance with this Agreement.

RTI's use of the source code is subject to the following conditions:

AUTHORIZED EMPLOYEES. RTI may only grant access to source code or to the minimum number of its employees required to exercise RTI's rights under this Agreement ("AUTHORIZED EMPLOYEES").

NEED-TO-KNOW. Authorized Employees must have a need-to-know to access source code.

CONFIDENTIALITY. Authorized Employees must execute a confidentiality agreement containing terms at least as strict as the confidentiality terms in this Agreement prior to accessing the source code.

RTI OVERSIGHT OF AUTHORIZED EMPLOYEES. RTI must cause Authorized Employees to strictly abide by their obligations under this Agreement. RTJ must use the same efforts to protect the confidentiality obligations of each Authorized Employee after the termination of his/her employment as RTI uses to enforce its own confidential information. RTI will not, however, use less than reasonable efforts in such enforcement. In any claim or legal action by Intuit regarding a former Authorized Employee's obligations under this Exhibit D, RTI will, at its own expense, provide Intuit with all reasonable assistance and cooperation.

SOURCE CODE USE ON ACCESS CONTROLLED COMPUTERS. Source code must be used only on secure, access controlled computers. All coding, debugging, compiling, and related activities must be conducted entirely on secure, access controlled computers. Without limiting the generality of the foregoing, RTI will use VPN technology and take such other steps that it takes to protect its most valued and protected Confidential Information when accessing and using the source code via remote computers.

SOURCE CODE STORAGE. RTI must store source code only on its original media. Source code must be completely and permanently deleted from any computer and stored in a locked, secured location at the RTI site when not in use.

USE OF ENCRYPTION TECHNOLOGY. Source code may only be transferred electronically upon Intuit's written permission. If source code is transferred electronically, RTI must encrypt all such transmissions using a standard designated or agreed to by Intuit.

BACKUP AND ARCHIVAL COPIES. RTI may make backup copies of the source code provided such backup copies are stored only on external storage media kept within a secured location at an RTI site. RTI may not make archive copies of the source code.

ASSOCIATED INFORMATION. All associated information (minutes from meetings, engineering notebooks, etc.) containing source code must be treated in the same manner as source code. Logs. RTI will maintain a paper or electronic log of all access to the source code. The log must, at minimum, include the names of individuals who access the source code and the dates and times of such access. Such logs will be made available to Intuit upon Intuit's request.

CONTROLLED PASSWORDS. Access to the source code on the computer systems described above must be password controlled. Authorized Employees must have a unique, non-trivial, non-obvious password that is changed at least every thirty
(30) days.

SECURITY AT SOURCE CODE SITES. The source code and the computers on which source code are used must be located at RTI controlled sites or sites designated by RTI subject to Intuit's prior approval, which will not be unreasonably withheld. The sites must be secure with access restricted to Authorized Employees. All entries and exits to the sites must be logged.

CLEAN DESK POLICY. Authorized Employees must adhere to a "clean desk" policy at their facilities at the sites. "Clean desk" policy means all source code and Intuit Confidential Information must be stored in a secured location when not in use.

NOTIFICATION. RTI agrees to notify Intuit promptly in the event of any breach of the restrictions set forth in this Exhibit D.

                                    EXHIBIT E
                                    ---------

                             MAINTENANCE AND SUPPORT
                             -----------------------

1.       DEFINITIONS

"ERROR" means a defect, or combination of defects, in the Retail Pro Software that result in a failure of the Retail Pro Software when used in accordance with the applicable documentation and specifications. For any alleged defect to be an "Error" hereunder, RTI must provide to Intuit a copy of the defect and all data and documentation pertaining to the defect, in electronic format, as reasonably required in order for Intuit to reproduce and efficiently correct the alleged defect. At Intuit's request, one or more RTI technicians will come to Intuit's place of business in order to assist in reproducing any alleged defects. If Intuit reasonably concludes that an alleged defect does not constitute a material error or flaw in the coding of the Retail Pro Software, such alleged defect will not be treated as an Error. Subject to the foregoing, once an alleged defect is clearly defmed and reproducible, it will be will be classified as follows:

PRIORITY 1 ERROR: The Error (i) renders the Retail Pro Software inoperative or causes a complete failure of the Retail Pro Software for multiple individual end users; or (ii) affects the performance of the Retail Pro Software, or restricts RTI's use of the Retail Pro Software (for example, important Retail Pro Software features are unavailable with no acceptable workaround) for multiple individual end users.

PRIORITY 2 ERROR: The Error (i) renders the Retail Pro Software inoperative or causes a complete failure of the Retail Pro Software for an individual end user;
(ii) affects the performance of the Retail Pro Software, or restricts RTI's use of the Retail Pro Software (for example, important Retail Pro Software features are unavailable with no acceptable workaround) for an individual end user; or
(iii) causes only a minor impact on RTI's use (either for an individual or multiple end user(s)) of the Retail Pro Software.

"ERROR CORRECTION" means a bug fix, patch, or other modification or addition that, when made or added to the Retail Pro Software, corrects an Error.

"SUPPORT SERVICES" means the support and maintenance services provided by Intuit to RTI pursuant to this Exhibit, as further described herein.

2.       SUPPORT RESPONSIBILITY

2.1 ERROR REPORTING. From the Effective Date through the four-month anniversary of the Effective Date, Intuit will use commercially reasonable efforts to provide RTI with (i) any Error Corrections if, as, and when Intuit makes any such Error Corrections available to any of its end user customers receiving maintenance and support services from Intuit, (ii) reasonable telephone, fax and e-mail support to RTI during RTI's normal business hours (including, without limitation, answering technical questions related to the Retail Pro Software functionality regardless of whether an Error exists), and (iii) the support services described in Section 2.2(a). From the four-month anniversary of the Effective Date through the second year anniversary thereof, Intuit will use commercially reasonable efforts to provide (i) reasonable e-mail support to RTI during RTI's normal business hours (including, without limitation, answering technical questions by email related to the Retail Pro Software functionality regardless of whether an Error exists), and (ii) the support services described in Section 2.2(b). Intuit will provide RTI with the applicable level of Support Services consistent with the severity of the Error in accordance with the response times and other terms set forth herein, and in a professional and workmanlike manner consistent with industry standards.

2.2       EFFORTS REQUIRED.

         A.        SUPPORT SERVICES THROUGH FOUR-MONTH ANNIVERSARY.
                  (i) PRIORITY 1 ERROR. From the Effective Date through the four-month anniversary of the Effective Date, in the event of a Priority I Error, Intuit will, within one (1) business day of notification, commence work on resolving the Error in accordance with Section 2.1. Intuit will use commercially reasonable efforts to provide an Error Correction within ten
                  (10) business days of such notification. Intuit will provide RTI with periodic reports (no less frequently than once each business day) on the status of the Error Correction.

                  (ii) PRIORITY 2 ERROR. From the Effective Date through the four-month anniversary of the Effective Date, in the event of a Priority 2 Error, Intuit will, within five (5) business days of notification, commence work on resolving the Error in accordance with Section 2.1. Intuit will use commercially reasonable efforts to provide an Error Correction within twenty (20) business days of RTI's notification. Intuit will provide RTI with periodic reports (no less frequently than every two (2) business days) on the status of the Error Correction.

         B. SUPPORT SERVICES AFTER THE FOUR-MONTH ANNIVERSARY AND THROUGH TWO-YEAR ANNIVERSARY.

                  (i) PRIORITY 1 ERROR. After the four-month anniversary of the Effective Date and through the two-year anniversary of the Effective Date, in the event of a Priority 1 Error, Intuit will, within one (1) business day of notification, use commercially reasonable efforts to assist RTI on resolving the Error in accordance with Section 2.1. Such assistance will include, without limitation, providing technical guidance and telephone support, answering questions regarding Retail Pro Software functionality, and making available appropriate technical personnel at Intuit's place of business during RTI's business hours.

                  (ii) PRIORITY 2 ERROR. After the four-month anniversary of the Effective Date and through the two-year anniversary of the Effective Date, in the event of a Priority 2 Error, Intuit will, within five (5) days of notification, use commercially reasonable efforts to assist RTI on resolving the Error in accordance with Section 2.1. Such assistance will include, without limitation, providing technical guidance and telephone support, answering questions regarding Retail Pro Software functionality, and making available appropriate technical personnel at Intuit's place of business during RTI's business hours.

3.       PAYMENTS: CREDITS

         The Support Services provided by Intuit pursuant to Section 2.2(a) will be provided at no charge to RTI up to two hundred (200) total man-hours per month (e.g., six (6) engineers at twenty percent (20%) usage). Any hours provided beyond two hundred (200) total man-hours in any month will be billed to RTI at one hundred dollars ($100) per man-hour.

         The Support Services provided by Intuit pursuant to Section 2.2(b) will be provided at no charge to RTI up to one hundred (100) total man-hours per month (e.g., six (6) engineers at ten percent (10%) usage). Any hours provided beyond one hundred (100) total man-hours in any month will be billed to RTI at one hundred fifty dollars ($150) per man-hour.

         Payments will be due and payable within sixty (60) days of the end of any calendar quarter in which RTI is provided man-hours beyond the two hundred (200) or one hundred (100) man-hour cap, as the case may be. The hour thresholds set forth above are solely for purposes of determining when payments would become due, and do not indicate that Intuit will necessarily provide any given number of hours of support specified in this Section 3.

         If Intuit fails to resolve an Error with an Error Correction or provide assistance to RTI within the applicable timeframes as set forth in Sections 2.2(a) and 2.2(b), respectively, RTI's sole remedy will be to obtain a credit on its next quarterly service fee invoice equal to the number of man-hours exceeding the applicable timeframe. Such credit will not apply to the extent such failure to resolve or provide assistance is due to (i) reasons of force majeure (as set forth in Section 1L6), (ii) changed, modified, or damaged Retail Pro Software, except where altered or modified (x) by Intuit in accordance with the applicable documentation, or (y) at Intuit's direction, or (iii) RTI's negligence.

4.       LIMITATION ON SCOPE OF SUPPORT SERVICES

         Notwithstanding anything to the contrary in this Exhibit E, Intuit's support obligations hereunder, including without limitation its obligations to provide Error Corrections, will be limited to support and Error Corrections for those parts of Version 8 of the Retail Pro Software that were created by personnel who left their employment with RTI to become employees of Intuit after the Effective Date. Intuit will have no obligation to support earlier versions of the Retail Pro Software, or any Modifications made by or for RTI (other than the two features, multi-vendor and serial number tracking, that Intuit has separately agreed to provide to RTI, which Intuit will support in accordance with this Exhibit E unless otherwise agreed). In addition, Intuit will not have any support obligations with respect to non-material Errors, such as misspellings, and Intuit will not have any support obligations with respect to manual or help documentation, screen designs, report designs, document or tag designs, HTML or the installation program. In the event that the parties separately agree that Intuit will provide other Modifications to RTI, then Intuit will also support such other modifications in accordance with this Exhibit E, unless otherwise agreed.


                                    EXHIBIT F
                                    ---------

                            TOOLS AND OTHER SOFTWARE
                            ------------------------

PROJ DB        BRANCH                        SUB BRANCH            DESCRIPTION
-------        ------                        ----------            -----------
Custom         Auto FC Change                *                     Niagra parks customization to change given in FC

Custom         Casino Gaming Link            *                     Casablanca customization to allow clients to use
                                                                   purchasing points in the casino

Custom         CMSComp                       *                     MS and RPRO comparison used for Jil Sander
                                                                   testing

Custom         Emp Purch Limit Utility       *                     Limits employee purchases in specified
                                                                   departments

Custom         GCSC Client                   *                     Giucci Gift Cert and SC mod based off of RBA

Custom         Hewitt P0                     *                     Custom P0

Custom         HIS PMS Link                  *                     Property management link

Custom         LVNA Cust Merge               *                     Detects and merges duplicate Customers

Custom         Max Global Disc Utility       *                     Global Disc Amount and reason for Hewitt Garden
                                                                   Center

Custom         PO Generator                  *                     Po Generator for Cycle Gear

Custom         P02S0                         *                     Creates SOs from POs and ASNs from
                                                                   Invoices

Custom         Prada Taiwan Invoice          *                     Special Taiwan invoice

Custom         Presets                       *                     Presets program

Custom         Reorder SO Items Utility      *                     Utility used to reorder SO items

Custom         RPRO WS Export                *                     Workstation Export

Custom         PRO WS ImpExp                 *                     Workstation ImporflExport

Custom         RTI Customer Loyalty          *                     Customer Loyalty setup

Custom         SPO Client                    *                     Cyc1e Gear special order

Custom         SiP0 Clienta                  *                     Cycle Gear special order

Custom         SPO Purge                     *                     Cycle Gear special order

Custom         SPOServer                     *                     Cycle Gear special order

                                                     F-1






PROJ DB        BRANCH                        SUB BRANCH            DESCRIPTION
-------        ------                        ----------            -----------

Custom         Springer-Miller PMS Link      *                     Property management link

Custom         STS Export                    *                     Export to STS for Gucci

Custom         TRZConverter                  *                     Converts tax by ZIP code file to a comma
                                                                   delimited and Customized file

Custom         OTB Link                     `*                     Link to ANT Buyers Toolbox

Palm           *                             *                     Palm Code

Personal       *                             *                     Personal VSS directories for individual
                                                                   programmer use (used to store transitional Work)

Prog_D5        Pjt                           Demos                 Demonstration project showing how to work with
                                                                   Appshell and RPRo API

Prog_D5        Pjt                           MRS                   Custom marketing report

Prog_D5        Pjt                           ProcInSnapShot        Custom tool used by Jil Sander

Prog_D5        Pjt                           SDB                   Support Database

Prog_D5        Pjt                           Tools>DealAuth        Program distributed to BPs to write kill dates
                                                                   to user keys

Prog D5        Pjt                           Tools>DemoKey         Tool to create demo hasp keys

Prog D5        Pjt                           Tools>KeySet          Internal tool to write the user ID to a key

Prog D5        Pjt                           Tools>WinPass         Intemal tool to generate temporary licensing
                                                                   )verrldes

Prog D5        Pjt                           UMS                   BOS

Prog D5        Pjt                           V7>TagPrint           Prada tag print tool

Prog D5        Tools                         Cfg_of                 Vss related tools

`Prog D5       Tools                         Ext                   Vss related tools

Prog D5        Tools                         FindReplace           Vss related tools

Prog D5        Tools                         QuietDel              Vss related tools

Resources      *                             *                     Database used to store program icons and Bmps
                                                                   (only for a few projects) as well as MSDN
                                                                   information

Template       *                             * *                   Template used to create new databases

Writer         *                             * *                   Database used by tech writers to store help lies

                                                  F-2